EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of the 12th day of December 2011

BETWEEN:
Ivanhoe Energy Inc. a corporation continued under the laws of the Yukon Territory, having its principal executive office at Suite 654 – 999 Canada Place, Vancouver, British Columbia

(the "Company")
AND:
Carlos A. Cabrera
556 Alice Drive
Northbrook, Illinois 60062

(the "Executive")

WHEREAS:

(A)	the Company is in the business of oil and gas development and production using proprietary upgrading technology;

(B)	the Company wishes to engage the Executive as the Executive Chairman of the Company.

(C)	the parties hereto wish to enter into this Agreement for the purpose of fixing the compensation and terms applicable to the employment of the Executive during the period hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto, in consideration of the respective covenants and agreements on the part of each of them herein contained do hereby covenant and agree as follows:

1.	Definitions and Interpretations

1.1	In this Agreement, the following terms shall have the meanings ascribed thereto:

(a)
“Affiliate” means a legal entity or entities, or person or persons, that (i) directly or indirectly controls the Company; (ii) is controlled, directly or indirectly, by the Company; or (iii) is under direct or indirect common control by the legal entity or entities, or person or persons, that control the Company;

(b)	“Agreement” means this agreement and all amendments made to it by written agreement between the Company and the Executive;

(c)	“Board” means the board of directors of the Company;

(d)	“Business Day” means a day other than Saturday, Sunday or statutory holiday in British Columbia;

(e)	“Business” has the meaning ascribed thereto in Section 18.1;

(f)	“Change of Control” means an event occurring after the Commencement Date pursuant to which:

(i)
a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which securities of the Company having more than 50% of the total combined voting power of the Company’s outstanding voting securities are acquired by a person or persons different from the persons holding those voting securities immediately prior to such event, and the composition of the Board following such event is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the event; or

(ii)
any person, or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment, or understanding acquires, directly or indirectly, 50% or more of the voting rights attached to all outstanding voting securities; or

(iii)
any person or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement commitment or understanding acquires, directly or indirectly, the right to appoint a majority of the directors of the Company; or

(iv)
the Company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to an Affiliate or Affiliates of the Company;

(g)	“Compensation Committee” means the Compensation and Benefits Committee of the Company;

(h)
“Disability” means a physical or mental incapacity of the Executive that has prevented the Executive from performing the duties customarily assigned to the Executive for one hundred and eighty (180) days, whether or not consecutive, out of any twelve (12) consecutive months and that in the opinion of the Board is likely to continue; and

(i)
“HTL™ Business” means the upgrading of heavy oil or bitumen by the use of the Company’s patented HTL™ technology, in a field, refinery or research and development setting so as to improve the quality of heavy oil, bitumen or refinery feed stocks.

For purposes of the foregoing definitions, a legal entity or person (the “Controlled Person”) is controlled by another legal entity or person (the “Controlling Person”) if: (a) voting securities of the Controlled Person are held, other than by way of security only, by or for the benefit of the Controlling Person, and (b) the voting rights attached to those voting securities are entitled, if exercised, to elect a majority of the directors of the Controlled Person.

1.2	For the purposes of this Agreement, except as otherwise expressly provided:

(a)
“this Agreement” means this Agreement, including any schedules hereto, and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)
all references in this Agreement to a designated “part”, “section” or other subdivision or to a schedule are references to the designated part, section or other subdivision of, or schedule to, this Agreement;

(c)
the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular part, section or other subdivision or schedule unless the context or subject matter otherwise requires;

(d)
the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)
the singular of any term includes the plural and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word “or” is not exclusive and the word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto; and

(f)	all references to “approval”, “authorization”, “consent”, or “direction” in this Agreement means written approval, authorization consent or direction.

2.	Employment

2.1
The Company hereby employs the Executive and the Executive shall perform services on behalf of the Company as its employee as provided herein during the Period of Active Employment (as hereinafter defined).

3.	Period of Active Employment

3.1
In this Agreement, “Period of Active Employment” shall mean the period beginning on December 12, 2011 (the “Commencement Date”) and terminating on December 31, 2014, unless terminated earlier upon the occurrence of any one of the following:

(a)	the termination of the Executive’s employment by the Company for cause as provided in Section 14.1 hereof;

(b)	the resignation by the Executive pursuant to Section 14.2;

(c)	the termination of this Agreement pursuant to Section 14.3 or 14.4; or

(d)	the death of the Executive.

4.	Capacity and Services

4.1
The Company shall employ the Executive as the Executive Chairman of the Company, which shall be the chief executive position for the Company.  During the Period of Active Employment, the Executive shall perform such duties and have such authority as would customarily be performed and exercised by the most senior executive of an international oil and gas company similar in nature and size to the Company, including:

(a)
overall guidance and direction of the Company as a whole, and the provision of guidance and support for the President & Chief Operating Officer and the Chief Executive Officer of Ivanhoe Energy Canada Inc.; and

(b)	executive direction and control of the Company’s operations outside of Canada; and

(c)	such additional duties and authority as the Board, in consultation with the Executive, may from time to time assign or delegate to the Executive.

The Executive shall perform these duties in accordance with the charter documents and by-laws of the Company, the instructions of the Board, the rules and policies of each stock exchange upon which securities of the Company may be listed from time to time and applicable securities laws. The Executive agrees to comply with the terms and the spirit of the Code of Business Conduct and Ethics and Corporate Securities Trading Policy of the Company, as well as the other policies and codes of the Company in effect from time to time.  A copy of the current Code of Business Conduct and Ethics and Corporate Securities Trading Policy is included with this Agreement.

5.	Place of Employment

5.1
The Executive’s place of work will be a small satellite office in Chicago, with the understanding that the Executive will spend the time required by the duties of the Executive in each of the Company’s offices in Calgary, Vancouver, Houston and Quito and/or such other place or places as determined by the Board in consultation with the Executive but the Company may require the Executive to work at any place throughout the world on a temporary basis. Such requirement will be agreed upon in consultation with the executive and such duties will be commensurate with the duties of the Executive.

6.	Time and Attention

6.1
The Executive shall devote one hundred percent (100%) of the Executive’s business time to the Executive’s duties hereunder with the exception of time in support of the Executive’s ongoing non-executive roles with FACTS, Honeywell UOP, SOCAR and China NICE. The Executive may, however, serve as a member of the board of directors and/or officer of another company if the Board or an appropriate committee thereof, determines in its sole discretion that such membership is not adverse to the interests of the Company. Companies the Executive currently serves on the Boards of are listed in Schedule “A”.

7.	Conflicts of Interest

The Executive agrees that as an executive officer of the Company, he shall refer to the Board all matters and transactions in which a potential conflict of interest between the Executive and the Company may arise and shall not proceed with such matters or transactions until the Board’s express approval thereof is obtained.  For purposes of clarification, this Section 7 is not intended to limit in any way the Executive’s other fiduciary obligations to the Company which may arise in law or equity.

8.	Compensation

8.1
The Company will initially pay the Executive the sum of U.S.$550,000 per year, payable in semi-monthly installments, subject to any and all applicable payroll and tax deductions, (the “Base Salary’).  The Base Salary shall be subject to annual reviews and, as appropriate in connection with performance reviews of the Executive, increases as determined by the Board in its discretion on the advice of the Compensation Committee.  The Executive shall also be eligible to receive discretionary performance bonuses under Company incentive plans, any such award being determined by the Board it its discretion on the advice of the Compensation Committee.

9.	Benefits

9.1
The Company will provide the Executive and his eligible dependent immediate family members with the same comprehensive basic medical, extended health & dental, life and dependent life insurance & long term disability insurance as are available to the other executive officers of the Company, effective immediately on employment.

10.	Incentive Stock Options

10.1
The Executive holds incentive stock options to purchase common shares of the Company, pursuant to the Company’s Employees’ and Directors’ Equity Incentive (the “Plan”), at a price per common share determined in accordance with the terms of the Plan, as set out in Schedule “B”, pursuant to Incentive Plan Stock Option Agreements as set out therein (“Executive Option Agreements”).

10.2
Upon signature of this Agreement, the Executive be granted 650,000 incentive stock options as long-term incentive compensation, such options to be the subject of a separate Executive Option Agreement between the Executive and the Company, with terms consistent with the Plan and the Company’s normal vesting policies except that if the Period of Active Employment hereunder is not extended beyond December 31, 2014, all options that are then unvested shall vest immediately as if the Executive’s employment had been terminated without cause pursuant to Section 14.3 hereof, subject to the Executive’s performance being judged by the Board to have been fully satisfactory.

10.3
The Executive will be eligible to receive, as determined by the Board in its discretion on the advice of its Compensation Committee, additional incentive stock option grants from time to time when the Compensation Committee determines that it is appropriate to grant additional incentive stock options to the Executive. All such grants will be made pursuant to, and in accordance with the terms of the Plan. References to “stock options” herein refer to stock options to purchase common shares of the Company.

11.	Expenses Incidental to Employment

11.1
The Company will reimburse the Executive in accordance with its normal policies and practices for the Executive’s travel and other expenses or disbursements reasonably and necessarily incurred by the Executive in connection with the performance of his duties under this Agreement.  The Executive will furnish the Company with an itemized account of his expenses in such form or forms as may reasonably be required by the Company and at such times or intervals as may be required by the Company.

12.	Taxes and Work Permits

12.1
The Executive shall be solely responsible for paying all income taxes and other taxes payable in respect of any payments made to, or benefits or perquisites provided to, the Executive in connection with this Agreement or the Executive’s employment with the Company.

13.	Vacation

13.1
The Executive will be entitled to a paid vacation of 6 weeks per annum based on a common anniversary date of January 1.  The terms of this Agreement, will be calculated from the date of commencement of employment set forth in Section 2 herein and prorated for the first year of employment. This vacation must be taken on dates which do not adversely compromise the Executive’s performance of his duties under this Agreement.

14.	Termination

14.1	Termination for Cause

This Agreement and the Executive's employment may be terminated by the Company summarily and without notice, payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, for any act or omission which constitutes cause under applicable law.  Without limiting the foregoing, any one or more of the following events shall constitute cause:

(a)	the Executive’s failure to carry our his duties hereunder in a competent and professional manner;

(b)	the Executive’s appropriation of corporate opportunities for his direct or indirect benefit or his failure to disclose any material conflict of interest;

(c)	the Executive’s failure to disclose material facts concerning his business interests or employment by other than the Company;

(d)	any of the following acts or circumstances of the Executive: fraud, illegality, breach of statute or regulation, or gross incompetence;

(e)	the Executive’s breach of fiduciary duty to the Company;

(f)	the Executive’s material breach of this Agreement or gross negligence in carrying out his duties under this Agreement;

(g)
the failure of or refusal by the Executive to follow the reasonable and lawful directions of the Board  or to comply with the policies, rules and regulation of the Company, (except to the extent that such policies, rules and regulation expressly conflict with the provisions of this Agreement);

(h)
any conduct which would materially impair or prevent the Executive from continuing as an officer of the Company under applicable corporate or securities laws, or the rules and policies of any stock exchange or securities market upon which the Company’s shares are listed from time to time;

(i)	the Executive’s plea of guilty to or conviction of an offence punishable by imprisonment; or

(j)	a declaration of the Executive’s bankruptcy by a court of competent jurisdiction.

In the event of the early termination of the Agreement pursuant to this Section 14.1, the Executive shall only be entitled to such compensation as would otherwise be payable to the Executive hereunder up to and including such date of termination, as the case may be.  If the Company terminates this Agreement for cause under this Section 14.1, all of the Executive’s unexercised vested incentive stock options will remain exercisable until the earlier of their respective expiry dates and the date that is three months from the date that the Executive’s employment terminates, and all unvested incentive stock options will immediately terminate.

14.2	Resignation by the Executive

This Agreement and the Executive's employment may be terminated on notice by the Executive to the Company for any reason, or for no reason, upon 90 days written notice of resignation to the Company.  In such event, the Executive will be entitled to payment of Base Salary and expenses until the date of termination after which notice was given. If the Executive resigns the Executive’s employment and terminates this Agreement for any reason, the Company shall have no further obligations or responsibilities hereunder to the Executive, and nothing herein contained shall be construed to limit or restrict in any way the Company’s ability to pursue any remedies it may have at law or equity pursuant to the provisions of this Agreement. Notwithstanding the foregoing, all of the Executive’s unexercised vested incentive stock options will remain exercisable until the earlier of their respective expiry dates and the date that is six (6) months from the date that the Executive’s employment terminates, and all unvested incentive stock options will immediately terminate.

14.3	Termination without Cause or for Disability

The Company may terminate this Agreement at any time without cause or upon the Disability of the Executive.  Should the Company terminate the Executive without cause or because of disability, the Company will provide the Executive with a lump sum payment of an amount equal to 12 months payments of the Executive’s Base Salary.  The payments provided for in this Section 14.3 shall be inclusive of the Executive’s entitlement to notice and severance pay at common law or by statute. The Company shall not be obligated to make any further payments under this agreement, except for payment of any reasonable expense due and owing pursuant to Section 11.   Notwithstanding the foregoing, those of the Executive’s unvested stock options that would have vested within one year from the date that the Executive’s employment terminates will be deemed to have vested, and all of the Executive’s unexercised stock options that have vested or are deemed to have vested will remain exercisable for a period of six (6) months from the date that the Executive’s employment terminated unless any such options expire earlier in accordance with the terms. All other unvested stock options will terminate on the date of termination of the Executive.

14.4	Change of Control

(a)
If a Change of Control (as defined herein) occurs and, at any time during the twelve-month period following the Change of Control, either: (i) there occurs a termination of this Agreement by the Company other than for Cause or Disability, or (ii) the Executive resigns employment for Good Reason (as defined below in Section 14.4(b)), the Executive shall be entitled to receive a lump sum cash payment equal to the product of: (A) two (2) multiplied by (B) the sum of (1) the Executive’s then current Base Salary and (2) the average of the two highest value aggregate annual performance bonuses paid to the Executive by the Company during the two completed fiscal years of the Company in which the Executive was employed by the Company that preceded the date of such termination.  For purposes of the foregoing calculation, a fiscal year in which no bonus is paid will be included in the calculation even if it constitutes one of the two highest value aggregate annual performance bonuses paid.  The payments provided in this Section 14.4 shall be inclusive of the Executive’s entitlement to notice and severance pay at common law or by statute.  The Company shall not be obligated to make any further payments under this agreement, except for payment of any reasonable expense due and owing pursuant to Section 11.  Notwithstanding the foregoing, all of the Executive’s unexercised stock options, vested or unvested, will be deemed to have vested and will remain exercisable for a period of six (6) months from the date that the Executive’s employment terminates, unless any such options expire earlier in accordance with their terms.

(b)	For purposes of this Section 14.4, “Good Reason” means any of the following events, unless the Executive gives his express written consent thereto:

(i)
a material adverse change in the Executive’s status or position as an officer or employee of the Company, as in effect immediately prior to a Change of Control.  Such material adverse change shall include without limitation any material adverse change in status or position as a result of a material diminution in the Executive’s duties or responsibilities or the assignment to the Executive of any duties or responsibilities which are materially inconsistent with such status or position.  Notwithstanding the foregoing, “Good Reason” shall not be deemed to occur upon a change in the Executive’s duties or responsibilities that is a result of the Company no longer being publicly traded;

(ii)	a material reduction by the Company in the Executive’s annual base salary as in effect immediately prior to a Change of Control;

(iii)
a material failure by the Company to continue in effect any employee benefit program in which the Executive is participating at the time of a Change of Control other than as a result of the normal expiration of any such employee benefit program in accordance with its terms as in effect at the time of a Change of Control or replacement of such benefit program with a comparable program, or the taking of any action, or the failure to act, by the Company which would materially and adversely affect the Executive’s continued participation in any such employee benefit program on at least as favourable a basis to the Executive as on the date of a Change of Control;

(iv)
the failure by the Company to provide and credit the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the Company’s vacation policy in effect immediately prior to a Change of Control;

(v)
the Company requiring the Executive to be based anywhere other than where the Executive is based at the time of a Change of Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations in the ordinary course of business immediately prior to the Change of Control;

(vi)	the Company repudiating any of its material obligations under this Agreement;

(vii)
the Company requires the Executive to report to a person of lower apparent or ostensible authority or standing within the Company or the overall corporate group of affiliates of which it may be a part from time to time; provided always that a general change in overall reporting structure bona fide entered into by the Company in the interests of improved management of its business and not limited to the individual Executive, shall not be a change in reporting responsibilities as contemplated by this clause; or

(viii)	any other action by the Company which would constitute constructive dismissal at law;

Notwithstanding the foregoing, to constitute “Good Reason” hereunder, the Executive must give notice to the Company within 30 days following the Executive’s knowledge of an event constituting Good Reason describing the alleged failure or action by the Company in respect of the events set out in clauses (i) to (viii) above and advising the Company of the Executive’s intention to terminate the Executive’s employment for Good Reason.  If the Executive fails to provide such notice within 30 days, such event shall not constitute Good Reason under this Agreement.  Following receipt of such notice from the Executive, the Company shall then have 15 business days to take any required corrective action to rectify or rescind such event (and if such event is so rectified or rescinded, such event shall not constitute Good Reason) and to notify the Executive in writing that it has completed such rectification or rescission, or to notify the Executive that it denies the occurrence of such event. The Executive shall be deemed to have accepted such rectification, rescission or denial unless within thirty (30) days after such 15 day period the Executive elects to dispute such rectification or denial by giving written notice of resignation for Good Reason.

A valid resignation for “Good Reason” in accordance with the foregoing will be deemed to have occurred within the twenty-four (24) month period following a Change of Control provided the Executive gives such notice to the Company prior to the end of such twenty-four (24) month period.

14.5
If this agreement is terminated in accordance with Section 14.3 or 14.4 the benefits provided to the Executive shall continue for the amount of months of base salary the Executive is entitled to following the termination of this Agreement or until the Executive commences alternative employment, whichever occurs first. At the Company’s option, it may satisfy this obligation by paying to the Executive the cost of providing such benefits, as determined at the time of the termination of Employment.

14.6
Upon termination or resignation of the Executive’s employment pursuant to this Agreement, this Agreement and the employment of the Executive shall be wholly terminated with the exception of Sections 15 to 19 of this Agreement and any other clauses specifically contemplated to continue in full force and effect beyond the termination of this Agreement.  For greater certainty, the payments or other compensation provided for on termination under Sections 14.3 and 14.4 are not cumulative and only one of such Sections will be operative in the event of a termination.

14.7
The terms set out in this Agreement, provided that such terms are satisfied by the Company, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which the Executive has or may have upon the termination of the Executive’s employment pursuant to this Agreement and the compliance by the Company with these terms will affect a full and complete release of the Company and its Affiliates, associates and related companies from any and all claims which the Executive may have for whatever reason or cause in connection with the Executive’s employment and the termination of it, other than those obligations specifically set out in this Agreement. In agreeing to the terms set out in this Agreement, the Executive specifically agrees to execute a formal release document to that effect and will deliver upon request appropriate resignations from all offices and positions with the Company and its Affiliates if, as and when requested by the Company upon termination of the Executive’s employment within the circumstances contemplated by this Agreement.

15.	Confidential Information

15.1
Except in the normal and proper course of the Executive’s duties hereunder, the Executive will not use, for the Executive’s own account or disclose to anyone else, during or for a period of two2 years after the Period of Active Employment, any confidential or proprietary information or material relating to the Business or the Company, its operations, or the Business or operations of an Affiliate which the Executive obtains by virtue of Executive’s employment with the Company.  Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or any Affiliates: corporate information, plans, strategies, tactics, policies, resolutions, litigation or negotiations, financial information, including debt arrangements, equity structure, investors and holdings, operational and scientific information ,technical information and personnel information, including personnel lists, resumes, personnel data, organization structure and performance evaluations, trade secrets, inventions, products, designs, know-how, formulae, methods, techniques, systems, processes, software, projects, planning data, financial results and any other information (collectively “Confidential Information”). Any of the foregoing kinds of information that belong to any other person or company but to which Executive has had access solely by reason of this employment with the Company but which the Company or any Affiliate has agreed to keep confidential are also Confidential Information.

15.2
The obligations of Executive under this section will survive the termination of Executive’s engagement for any reason or no reason, will be applicable regardless of any actual or alleged breach of this Agreement by Company, and will continue for a period of three (3) years from the end of the Period of Active Employment. The obligations of Executive under this section are in addition to, and not in limitation or pre-emption of, all other obligations of confidentiality which Executive may have to Company or any Affiliate under applicable law, including but not limited to the application of the fiduciary duties of Executive.

15.3
Notwithstanding the preceding, “Confidential Information” shall not include information which is or becomes publicly known, except for any such information that becomes publicly known because of disclosure by the Executive in violation of this Agreement. It shall not be a breach of the confidentiality obligations hereof for Executive to disclose Confidential Information where, but only to the extent that, such disclosure is required by law or applicable legal process, provided in such case the Executive shall (i) give the earliest notice possible to Company that such disclosure is or may be required, and (ii) cooperate in protecting such confidential or proprietary nature of the Information which must be so disclosed.

16.	Return of Property and Documents

16.1
The Executive agrees that all documents or property of any nature pertaining to activities of the Company and to any Affiliates, including Confidential Information, in the Executive’s possession now or at any time during the Period of Active Employment, are and shall be the property of the Company and/or an Affiliate, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.  This provision shall survive termination of this Agreement.

17.	Business Opportunities and Company Related Developments

17.1
Any business opportunities related to the business of the Company which become known to the Executive during the Period of Active Employment hereunder must be fully disclosed and made available to the Board by the Executive and the Executive agrees not to take or omit to take any action if the result would be to divert from the Company any opportunity which is within the scope of its Business as known to the Executive from time to time.

17.2
Executive will promptly disclose and assign, in writing, to the Company any inventions, improvements, or discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are made, conceived, or improved by Executive, solely or jointly with others, during Executive’s employment hereunder, either during normal working hours, or outside of normal working hours (“Company Related Developments”) that (A) use equipment, supplies, facilities, trade secret information, or other Confidential Information of Company or any Affiliate, or (B) directly relate, at the time of conception, development, reduction to practice, or use, to the Rapid Thermal Pyrolysis (“RTPTM”) technology of the Company or any Affiliate (the “Technology”), or to actual research or development related to the Technology, or to the Company or any Affiliate, or (C) that result directly from any work performed by Executive for the Company or any Affiliate.

17.3
Upon request, the Executive will assist the Company and its nominees in every proper way at Company’s expense (and without additional compensation to Executive), both during Executive’s employment by the Company and thereafter, to obtain and retain for Company’s sole benefit patent protection for any and all Company Related Developments, which will remain the property of Company, its successors, assigns, or nominees, whether patented or not, and, for that purpose, upon written request by and at the expense of Company, Executive will within thirty (30) days following a request therefore execute any and all documents relating thereto that are deemed necessary by Company to the extent such request is reasonable.  All such Company Related Developments will be subject to the provision of Section 15 (regarding Confidential Information).  Notwithstanding the foregoing, in the event that, after termination of Executive’s engagement, Executive incurs expenses, provides services, or otherwise assists Company or its nominees at such Party’s request, Company shall compensate Executive therefor, with such compensation to be reasonably agreed upon by Executive and Company.  The obligations of Executive and Company under Section 18.3 will survive the termination of Executive’s engagement for any reason or no reason, will be applicable regardless of any actual or alleged breach of this Agreement by Company, and will continue indefinitely.

18.	Non-Competition

18.1
The Executive acknowledges that the Executive’s services are unique and extraordinary.  The Executive also acknowledges that the Executive’s position will give the Executive access to confidential information of substantial importance to the Company and its business.  During the Non-Competition Period (as defined below), the Executive shall not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, employee, employer, employee, investor, shareholder or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or permit the Executive’s name or any part thereof to be used by, any business in North America, or any business in any jurisdiction in which the Executive knows or ought reasonably to have known that the Company is, directly or indirectly, conducting business, that competes with the HTL Business of the Company or any Affiliate, or any other business in which the Company, or an Affiliate is engaged (collectively the “Business”).  For purposes of this Agreement, “Non-Competition Period” means a period beginning on the date hereof and ending at the later of: (a) 12 months after the end of the Period of Active Employment; and (b) the date on which the Executive no longer is receiving compensation pursuant to any of the terms of this Agreement.  Nothing in this Section 18.1 shall be deemed to prevent or prohibit the Executive from owning shares in a publicly listed company as a passive investment, so long as the Executive does not own more than five per cent (5%) of the shares thereof.

18.2
The Executive agrees that during the period beginning on the date hereof and ending twelve (12) months after the Period of Active Employment, neither the Executive nor any entity with whom the Executive is at the time associated, related or affiliated shall, directly or indirectly, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee or agent of the Business to discontinue or alter any one of their or its relationships with the Company or any Affiliate.

19.	Acknowledgements regarding Enforceability of Agreement Terms

19.1
The Executive acknowledges that, in connection with the Executive’s employment by the Company, the Executive will receive or will become eligible to receive substantial benefits and compensation.   The Executive acknowledges that the Executive’s employment by the Company and all compensation and benefits and potential compensation and benefits to the Executive from such employment shall be conferred by the Company upon the Executive only because and on condition of the Executive’s willingness to commit the Executive’s best efforts and loyalty to the Company, including protecting the Company’s right to have its Confidential Information protected and abiding by the confidentiality, non-competition and other provisions herein.

19.2
The Executive understands the Executive’s duties and obligations as set forth in this Agreement and agrees that such duties and obligations would not unduly restrict or curtail the Executive’s legitimate efforts to earn a livelihood following any termination of the Executive’s employment with the Company.  The executive agrees that the restrictions contained in this Agreement are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Executive.  The Executive further acknowledges that irreparable damage would result to the Company if the restrictive covenants in this Agreement are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the restrictive provisions contained in this Agreement.

19.3
If any court determines that any provision contained in this Agreement including, without limitation, a restrictive covenant or any part thereof is unenforceable because of the duration or geographical scope of the provision or for any other reason, the duration or scope of the provision, as the case may be, shall be reduced so that the provision becomes enforceable and, in its reduced form, the provision shall then be enforceable and shall be enforced.

19.4
The Executive acknowledges that damages would be an insufficient remedy for a breach by him of this Agreement and agrees that the Company may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement by the Executive or to enforce the covenants contained therein and, in particular, the covenants contained in Sections 15, 16, 17 and 18 of this Agreement, in addition to rights the Company may have to damages arising from said breach or threat of breach.

20.	Representations and Warranties

20.1
The Executive represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is currently a party or by which the Executive or Executive's property is currently bound.

20.2
The Executive shall defend, indemnify and hold the Company harmless from any liability, expense, or claim (including solicitor’s fees incurred in respect thereof) by any person in any way arising out of, relating to, or in connection with any incorrectness or breach of the representations and warranties in Section 20.1.

20.3	The Executive acknowledges that a breach of Section 20.1 by the Executive shall entitle the Company to terminate the Executive’s employment and this Agreement for cause.

20.4
The Company shall defend, indemnify and hold the Executive harmless from any liability, expense or claim (including solicitor’s fees incurred in respect thereof) in any way arising out of, relating to, or in connection with his performance of services for the Company, to the fullest extent permitted by applicable law. The Company shall make reasonable efforts to ensure that the Executive shall fully participate as a covered insured under the Company’s directors’ and officers’ liability insurance policy with respect to the Period of Active Employment.

21.	Governing Law

21.1
This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated, in all respects, as a British Columbia contract.

22.	Entire Agreement

22.1
This Agreement, together with the Schedules and Executive Option Agreements in effect from time to time, constitutes the entire agreement between the parties hereto with respect to the relationship between the Company and the Executive and supersedes all prior arrangements and agreements, whether oral or in writing between the parties hereto with respect to the subject matter hereof.  There are no conditions, warranties, representation or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.  In the event of an inconsistency between the terms of any Executive Option Agreement and the provisions of this Agreement, this Agreement shall govern.

23.	Amendments

23.1	No amendment to or variation of the terms of this Agreement will be effective or binding upon the parties hereto unless made in writing and signed by both of the parties hereto.

24.	Assignment

24.1
This Agreement is not assignable by the Executive.  This Agreement is assignable by the Company to any Affiliate. The Company shall also have the right to assign this Agreement to any successor (whether direct or indirect, by purchase amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company provided only that the Company must first require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The Executive by the Executive’s signature hereto expressly consents to such assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and the Executive and his heirs, executors and administrators.

25.	Severability

25.1
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

26.	Time of Essence

26.1	Time shall be of the essence in all respects of this Agreement.

27.	Rights and Waivers

27.1
All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have.

27.2
Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver.  No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under the Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

28.	Executive Acknowledgements

28.1
The Executive acknowledges and agrees that he has had, or has had the opportunity to obtain, independent legal advice concerning the interpretation and effect of this Agreement in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party. The Executive has received a fully executed counterpart copy of this Agreement.

29.	Notice

29.1
Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, by electronic transmission, or if sent by prepaid registered mail to the intended recipient of such notice at their respective addresses set forth below or to such other address as may, from time to time, be designated by notice given in the manner provided in this Section:

in the case of Company:

Suite 654 – 999 Canada Place
Vancouver, British Columbia    Canada    V6C 3E1
Attention:  Vice President & Corporate Secretary

in the case of the Executive:

Mr. Carlos A. Cabrera
556 Alice Drive
Northbrook, Illinois 60062

Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day.  Any notice mailed shall be deemed to have been given and received on the 10th business day following the date of mailing. In the case of facsimile transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the sender receives a transmission confirmation report or, if the sender’s facsimile machine is not equipped to issue a transmission confirmation report, the recipient confirms in writing that the notice has been received. In the case of e-mail transmission, notice is deemed to have been given or served on the party to whom it was sent at the time of dispatch if, following transmission, the recipient confirms in writing that the notice has been received.

30.	Counterparts

30.1	This Agreement may be executed in counterparts and shall become operative when each party has executed and delivered at least one counterpart.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

IVANHOE ENERGY INC. Per: /s/ Robert Friedland Robert Friedland Executive Co Chairman and Chief Executive Officer	/s/ Howard Balloch Howard Balloch Director Chairman, Compensation and Benefits Committee

/s/ Carlos A. Cabrera
CARLOS A. CABRERA